Exhibit 10.2

AMENDMENT NO. 1 TO

GOVERNANCE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of March 24, 2009, amends the Governance Agreement, dated January 16, 2009 (the “Governance Agreement”) among GMAC LLC, a Delaware limited liability company (the “Company”), FIM Holdings LLC, a Delaware limited liability company (“FIM”), GM Finance Co. Holdings LLC, a Delaware limited liability company (“GM”), the United States Department of the Treasury (the “Treasury”) and any person who after the date hereof executes a joinder to the Governance Agreement substantially in the form attached as Exhibit A to the Governance Agreement.

WHEREAS, the establishment of the UST Trust and the transfer of Membership Interests to such trust as referenced in the Governance Agreement has not yet occurred;

WHEREAS, the parties desire to provide for the composition of the Board of Managers until such time as the UST Trust has been established and has designated the Managers it is entitled to designate;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used, but not defined, herein shall have the meanings set forth in the Governance Agreement and LLC Agreement.

2. Interim Board of Managers. Until the earlier of (i) such time as the UST Trust has been established and has notified the Company and the other parties to the Governance Agreement in writing of the UST Trust’s selection and designation of representatives to the Board of Managers pursuant to the Governance Agreement and such members of the Board of Managers shall have been appointed in accordance with LLC Agreement and the Governance Agreement (the “Specified Actions”) and (ii) May 22, 2009 (the “Outside Date”), notwithstanding the provisions of Section 2(a) of the Governance Agreement:

(a) the authorized number of Managers constituting the Board shall be seven (which number may not be increased or decreased);

(b) Section 2(a)(ii)(B) of the Governance Agreement shall not be given any force or effect;

(c) the three Independent Managers to be appointed pursuant to Section 2(a)(ii)(D) of the Governance Agreement shall be the three Independent Managers on the Board of Managers as of the date hereof, unless otherwise agreed by FIM, GM, and Treasury, and Section 2(a)(ii)(D) of the Governance Agreement shall be understood to refer to such Independent Managers or to any replacement Managers appointed pursuant to Section 3 hereof; and

(d) the Chief Executive Officer of the Company shall be entitled to designate, and shall designate, two additional members of the Board of Managers, who shall be executive officers of the Company, and such executive officers shall serve as members of the Board of Managers.

For the avoidance of doubt, following such time as of the earlier of the Specified Actions or the Outside Date shall have taken place, Section 2 of the Governance Agreement shall apply in full.

3. Changes to the Interim Board of Managers

(a) With regard to any of the Independent Managers appointed pursuant to Section 2(c) of this amendment, in the event of the removal, death, disability, or unwillingness to continue to serve as an Independent Manager of any or all of the three Independent Managers appointed pursuant to section 2(c), FIM, GM and Treasury shall collectively agree on and shall appoint a replacement or replacements for such Manager or Managers, which replacement shall also be an Independent Manager, provided that any such replacement shall be reasonably acceptable to the Treasury;

(b) With regard to any of the Managers appointed pursuant to Section 2(d) of this Amendment, in the event of the removal, death, disability, or unwillingness to continue to serve as a Manager of either or both of the two Managers appointed pursuant to section 2(d), the Chief Executive Officer of the Company shall appoint a replacement or replacements for such Manager or Managers, which replacement shall also be an executive officer; and

(c) Any Manager of the Board of Managers (other than the Chief Executive Officer of the Company or Stephen Feinberg) appointed pursuant to this Amendment may be removed for cause by a vote of the Majority Holders.

4. Vacancies. In the event of any vacancy on the Board of Managers created by reason of the removal, death, or disability of a Manager, or unwillingness of a Manager to continue to serve as a Manager, whether such vacancy is in relation to a Manager appointed or designated for election in accordance with the terms of this Amendment or the Governance Agreement, the Person(s) authorized to appoint or designate such Manager for election shall use commercially reasonable efforts to fill such vacancy in accordance with the terms of this Amendment or the Governance Agreement, as applicable, within ninety calendar days after such Manager ceases to serve as such.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

GMAC LLC

By:	/s/ C. L. Quenneville
Name:	C. L. Quenneville
Title:	Secretary

FIM HOLDINGS LLC

By:	Cerberus FIM Investors, LLC, its Managing Member

By:	/s/ Seth Plattus
Name:	Seth Plattus
Title:	Managing Director

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Neel Kashkari
Name:	Neel Kashkari
Title:	Interim Assistant Secretary for Financial Stability

GM FINANCE CO. HOLDINGS LLC

By:	/s/ Walter G. Borst
Name:	Walter G. Borst
Title:	Chief Executive Officer